                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                               ------------------

                                    FORM 8-K

                           CURRENT REPORT PURSUANT TO
                           SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): February 23, 1998


Chancellor Media Corporation         Chancellor Media Corporation of Los Angeles
----------------------------         -------------------------------------------
(Exact Name of Registrant as                  (Exact Name of Registrant as
    Specified in Charter)                         Specified in Charter)

         000-21570                                      333-32259
         ---------                                      ---------
    (Commission File No.)                          (Commission File No.)

         75-2247099                                     75-2451687
         ----------                                     ----------
       (IRS Employer                                  (IRS Employer
     Identification No.)                            Identification No.)

        Delaware                                          Delaware
        --------                                          --------
(State or Other Jurisdiction                     (State or Other Jurisdiction
     of Incorporation)                                 of Incorporation)


                         433 East Las Colinas Boulevard
                                   Suite 1130
                               Irving, Texas 75039
                               --------------------
                              (Address of Principal
                               Executive Offices)


                                 (972) 869-9020
                                 --------------
                             (Registrant's telephone
                          number, including area code)

ITEM 5.  OTHER EVENTS


     On February 23, 1998, Chancellor Media Corporation (together with its subsidiaries, the "Company") filed a prospectus supplement (the "Prospectus Supplement") to its prospectus dated January 27, 1998 (File No. 333-44401). As contemplated by the Prospectus Supplement, the Company is proposing a public offering of 16,000,000 shares of its Common Stock. Certain information contained in the Prospectus Supplement is attached to this Current Report on Form 8-K. The Company deems the attached information to be of importance to its security holders. As used herein, unless the context otherwise requires, the term "Company" refers to Chancellor Media Corporation and its subsidiaries. All share and per share data herein give effect to the Company's two-for-one common stock split effected in the form of a stock dividend, paid on January 12, 1998 to stockholders of record at the close of business on December 29, 1997.

                                  THE COMPANY

     The Company is one of the largest radio broadcasting companies in the United States. Upon consummation of the Bonneville Option (as defined) and the SFX Exchange (as defined), but without giving effect to the recently announced Capitol Broadcasting Acquisition (as defined) or the potential Capstar Transaction (as defined), the Company will own and operate 99 radio stations (71 FM and 28 AM) in 21 large markets, including each of the nation's 12 largest radio revenue markets. Based on the most recent industry data available to the Company, the Company's portfolio includes the first or second ranked station cluster in terms of revenue share in 15 markets. On a pro forma basis after giving effect to the Completed Transactions (as defined) and the Bonneville Option and the SFX Exchange, but without giving effect to the Capitol Broadcasting Acquisition or the potential Capstar Transaction, the Company would have had net revenue and broadcast cash flow (as defined) of approximately $724.4 million and $303.5 million, respectively, for the nine months ended September 30, 1997, and its pro forma broadcast cash flow margin for such period would have been 42%.

     The Company's strategy is to secure leading clusters of radio stations in the largest markets in the United States. The Company's current station portfolio includes 97 stations (69 FM and 28 AM) comprising a total of 11 station clusters of four or five FM stations ("superduopolies") in seven of the 12 largest radio markets -- Los Angeles, New York, Chicago, San Francisco, Philadelphia, Washington, D.C. and Detroit -- and in four other large markets -- Denver, Minneapolis/St. Paul, Phoenix and Orlando. Consummation of the Bonneville Option and the SFX Exchange will result in a net increase of two FM stations to the Company's portfolio. See "Recent Developments -- Pending Transactions." Approximately 66% of pro forma net revenue for the nine months ended September 30, 1997 would have been generated by the superduopoly markets.

     In 1996 (the most recent period for which data is available to the Company), the 12 largest radio markets in the United States generated approximately $3.1 billion in radio advertising revenue, which represented approximately 27% of all radio advertising dollars spent in the United States. As a result of its large market focus, based on the most recent industry data available to the Company, the Company's portfolio of stations, upon completion of the Bonneville Option and the SFX Exchange, would reach an estimated 41.7 million listeners on a weekly basis, or approximately 16% of the population of the United States. Management believes that the size and reach of the portfolio will allow the Company to compete more effectively for advertising dollars with other mass advertising media, such as television and newspapers, and will also offer national advertisers an opportunity to reach a large segment of the U.S. population on an efficient, cost-effective basis.

     As a complement to its radio broadcasting operations, the Company has recently formed a national radio network, The AMFM Radio Networks, which began broadcasting advertising over the Company's portfolio of stations in January 1998. Management believes that The AMFM Radio Networks will allow the Company to further leverage its broad station base, personalities and advertising inventory by delivering a national base of approximately 41.7 million listeners to network advertisers.

     The chart below ranks the nation's largest radio broadcasting groups based on cumulative audience share, giving effect to transactions in the industry announced prior to February 17, 1998:

                                                                 CUMULATIVE
                        RADIO GROUP                           AUDIENCE SHARE(1)
                        -----------                           -----------------
CBS Radio...................................................     57,496,600
Chancellor Media............................................     41,677,800
Jacor Communications........................................     22,097,100
Capstar Broadcasting Partners...............................     20,157,100
Clear Channel Communications................................     17,359,300
ABC Radio...................................................     12,726,100
Cox Radio...................................................      9,111,000
Emmis Broadcasting..........................................      8,955,300
Sinclair Broadcast Group....................................      6,743,500
Heftel Broadcasting.........................................      6,449,900

---------------

(1) As reported in the industry publication "Who Owns What" as of February 17, 1998. Reflects number of listeners age 12+, Monday to Sunday, 6:00 a.m. to midnight, that listened to a station operated by the applicable radio broadcasting company for a period of 5 minutes or more at least one time per week.

     The Company's portfolio is geographically diversified and employs a wide variety of programming formats, including adult contemporary, contemporary hit radio, urban, jazz, country, oldies, news/talk, rock and sports. Each of the Company's stations targets a specific demographic audience within a market, with the majority of the stations appealing primarily to 18 to 34 or 25 to 54 year old men and/or women, the demographic groups most sought after by advertisers. Management believes that, because of the size and diversity of its station portfolio, the Company is not unduly reliant on the performance of any one station or market. No single market to be served by the Company represented more than 12% of the Company's pro forma broadcast cash flow for the nine months ended September 30, 1997 (giving effect to the Bonneville Option and the SFX Exchange, but without giving effect to the Capitol Broadcasting Acquisition and the potential Capstar Transaction).

     The following table sets forth certain information regarding the Company's portfolio and markets, assuming completion of the Bonneville Option and the SFX Exchange (but without giving effect to the Capitol Broadcasting Acquisition or the potential Capstar Transaction):

                                                   RANKING OF                    STATIONS
                                                   MARKET BY       1996 MARKET   ---------    AUDIENCE
                    MARKET                      RADIO REVENUE(1)   REVENUE(2)    FM    AM    SHARE(%)(3)
                    ------                      ----------------   -----------   ---   ---   -----------
Los Angeles...................................          1           $526,000      4     1       13.7
New York......................................          2            475,000      5    --       17.6
Chicago.......................................          3            337,600      5     2       26.6
San Francisco.................................          4            229,700      5     2       21.4
Dallas/Ft. Worth..............................          5            218,000      3     1       14.1
Philadelphia..................................          6            204,300      5     1       20.6
Houston.......................................          7            199,000      3     2       17.2
Washington, D.C...............................          8            195,600      4     2       19.1
Boston........................................          9            194,000      2     1       14.6
Atlanta.......................................         10            192,200      1    --        4.2
Detroit.......................................         11            180,000      5     2       28.5
Miami/Ft. Lauderdale..........................         12            174,500      1     1        4.9
Denver........................................         15            115,200      5     1       15.4
Minneapolis/St. Paul..........................         16            112,400      5     2       31.2
Phoenix.......................................         17            106,300      4     2       22.2
Cincinnati....................................         20             90,200      2     2       14.3
Pittsburgh....................................         24             76,600      1     1        5.5
Sacramento....................................         25             71,400      2     2       20.1
Orlando.......................................         26             70,700      4    --       24.1
Nassau/Suffolk (Long Island)(4)...............         44             38,000      4     2       17.3
Riverside/San Bernardino......................         64             26,400      1     1        7.5
                                                                                 --    --
          Total...............................                                   71    28
                                                                                 ==    ==

---------------

(1) Ranking of the principal radio market served by the Company's station(s) among all U.S. radio markets ranked by 1996 gross radio broadcasting revenue as reported by James H. Duncan, Duncan's Radio Market Guide (1997 ed.).

(2) Aggregate 1996 gross market radio revenues, in thousands, in the market as reported by Duncan's Radio Market Guide (1997 ed.).

(3) Audience share data reflects the Company's listener share among listeners age 12+, Monday to Sunday, 6:00 a.m. to midnight, within each market based on information derived from The Arbitron Company, Fall 1997, Local Market Reports. Copyright, The Arbitron Company.

(4) The acquisition of four stations (three FM and one AM) in Nassau/Suffolk (Long Island) would not be consummated if the transactions contemplated by the potential Capstar Transaction are consummated. See "Recent Developments -- Potential Capstar Transaction" below.

     The Company also owns Katz Media Group, Inc. ("KMG" and, together with its operating subsidiaries, "Katz"), a full-service media representation firm serving multiple types of electronic media, with a leading market share in the representation of radio and television stations and cable television systems. Katz is exclusively retained by radio stations, television stations and cable television systems in over 200 designated market areas throughout the United States, including at least one radio or television station in each of the 50 largest designated market areas, to sell national spot advertising air time.

     The Company, formerly known as "Evergreen Media Corporation" ("Evergreen"), was renamed Chancellor Media Corporation in connection with the merger on September 5, 1997 of Evergreen and Chancellor Broadcasting Company ("Chancellor") and certain of their respective subsidiaries (the "Chancellor Merger"). The Company's principal executive office is located at 433 East Las Colinas Boulevard, Suite 1130, Irving, Texas 75039, and its telephone number is
(972) 869-9020.

                              RECENT DEVELOPMENTS

FISCAL YEAR 1997 RESULTS

- For the fiscal year ended December 31, 1997, the Company reported that after tax cash flow increased 83.6% to $126.7 million, or $1.32 per share, compared to $69.0 million for 1996. Consolidated net revenue increased 98.1% to $582.1 million, compared to $293.9 million in 1996, and broadcast cash flow increased 122.4% to $265.8 million, compared to $119.5 million in 1996. Primarily as a result of increases in depreciation, amortization and interest expense related to the Company's acquisition of radio stations from Viacom International, Inc. and the Chancellor Merger, the Company reported a net loss attributable to common stockholders of $43.9 million, or $0.46 per share, for 1997, compared with a net loss attributable to common stockholders of $20.0 million, or $0.33 per share, for 1996. For the three months ended December 31, 1997, the Company's after tax cash flow increased 52.1% to $43.3 million compared to $28.5 million, consolidated net revenue increased 180.4% to $248.8 million compared to $88.7 million, and broadcast cash flow increased 187.3% to $117.3 million compared to $40.8 million, in each case, compared to the three months ended December 31, 1996. Primarily as a result of increases in depreciation, amortization and interest expense related to the Company's acquisition of radio stations from Viacom International, Inc. and the Chancellor Merger, the Company reported a net loss attributable to common stockholders of $31.7 million, or $0.27 per share, for the three months ended December 31, 1997, compared with net income attributable to common stockholders of $0.9 million, or $0.01 per share, for the three months ended December 31, 1996.

THE AMFM RADIO NETWORKS

- In September 1997, the Company announced the formation of a national radio network, The AMFM Radio Networks, and the appointment of David Kantor to the position of Senior Vice President with responsibility for all of the Company's radio network operations. Prior to joining the Company, Mr. Kantor served as President of ABC Radio Networks, the largest commercial radio network in the United States. Management believes that the network will allow the Company to further leverage its broad station base, personalities and advertising inventory by delivering a national base of approximately 41.7 million listeners to network advertisers. See "Risk Factors -- Integration of Operations; Operation of Katz and Radio Network."

COMPLETED TRANSACTIONS

- Since January 1, 1997, the Company has completed (i) the Chancellor Merger, which added 52 radio stations (36 FM and 16 AM) to the Company's portfolio of stations, for a net purchase price of approximately $2.0 billion, (ii) the acquisition of 23 radio stations for a net purchase price of approximately $1.5 billion, (iii) the exchange of seven stations for five stations and $6.0 million in cash, (iv) the sale or other disposition of 10 radio stations for $269.3 million in cash and a promissory note for $18.0 million and (v) the acquisition of Katz, a full service media representation firm, for a net purchase price of approximately $379.1 million. These transactions, together with the acquisitions and dispositions completed by the Company during 1996 and acquisitions and dispositions completed by Chancellor during 1996 and 1997, are referred to herein as the "Completed Transactions."

PENDING TRANSACTIONS

- BONNEVILLE OPTION. On August 6, 1997, the Company paid $3.0 million to Bonneville International Corporation ("Bonneville") for an option to exchange three of the Company's stations in Los Angeles and Washington, D.C. (2 FM and 1 AM) plus an additional $57.0 million in cash for three of Bonneville's FM stations in New York, Los Angeles and Houston (the "Bonneville Option"). The Bonneville Option was exercised on October 1, 1997 and definitive exchange documentation is presently being negotiated. Although there can be no assurance, the Company expects that the transactions contemplated by the Bonneville Option will be completed during the first quarter of 1998.

- CAPITOL BROADCASTING ACQUISITION. On February 17, 1998, the Company entered into an agreement to acquire WWDC-FM/AM in Washington, D.C. from Capitol Broadcasting Company and its affiliates for a purchase price of $72.0 million in cash (including $4.0 million paid by the Company in escrow) (the

     "Capitol Broadcasting Acquisition"), plus an amount equal to the value assigned to certain accounts receivable for the stations. Consummation of the Capitol Broadcasting Acquisition is conditioned, among other things, on the consummation of the exchanges of the Company's Washington, D.C. stations that are subject to the Bonneville Option. Although there can be no assurance, the Company expects that the Capitol Broadcasting Acquisition will be consummated in the second quarter of 1998.

- SFX EXCHANGE. On July 1, 1996, Chancellor entered into an agreement (assumed by the Company in the Chancellor Merger) to exchange two FM stations in Jacksonville and $11.0 million in cash in return for four stations (three FM and one AM) in Nassau/Suffolk (Long Island) (the "SFX Exchange"). On November 6, 1997, the Antitrust Division of the United States Department of Justice (the "DOJ") filed suit against the Company seeking to enjoin under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") the acquisition of the four Long Island properties under the SFX Exchange. If the Company is unable to acquire the four Long Island properties, the SFX Exchange will not be consummated and the Company will retain ownership of the two Jacksonville FM stations. Furthermore, assuming that the conditions precedent to the effectiveness of the Capstar Transaction are satisfied (see "Recent
     Developments -- Potential Capstar Transaction" below), it is expected that, upon consummation of Capstar Broadcasting Corporation's pending acquisition of SFX, the SFX Exchange would be terminated. There can be no assurance as to whether or when the SFX Exchange will ultimately be consummated. The Company does not believe that failure to consummate the SFX Exchange would have a material adverse effect on the Company's business, results of operations or financial condition.

     Further information regarding the Completed Transactions, the Bonneville Option and the SFX Exchange, including information regarding the pro forma effect thereof on the Company's results of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997, is included in the Company's Current Report on Form 8-K/A dated February 10, 1998 (the "Form 8-K/A").

POTENTIAL CAPSTAR TRANSACTION

     On February 20, 1998, the Company reached an agreement to acquire from Capstar Broadcasting Corporation (together with its subsidiaries, "Capstar") certain radio stations in Dallas, Houston, San Diego and Pittsburgh (the "Capstar/SFX Stations") for an aggregate purchase price of approximately $637.5 million (the "Capstar Transaction"). Hicks, Muse, Tate & Furst, Incorporated ("Hicks Muse"), which is a substantial shareholder of the Company, controls Capstar, and certain directors of the Company are directors and/or executive officers of Capstar and/or officers of Hicks Muse. See "Risk Factors -- Federal Broadcasting Industry Subject to Federal Regulation," "Risk Factors -- Conflict of Interest" and "Risk Factors -- Control of the Company." The Capstar/SFX Stations are presently owned by SFX, and are expected to be acquired by Capstar as part of Capstar's pending acquisition of SFX (the "Capstar/SFX Acquisition"). The Capstar/SFX Stations would be acquired by the Company in a series of purchases and exchanges over a period of three years, and would be operated by the Company under time brokerage agreements immediately upon the consummation of the Capstar/SFX Acquisition. As part of the Capstar Transaction, the SFX Exchange would, upon consummation of the Capstar/SFX Acquisition, be terminated.

     As part of the proposed Capstar Transaction, the Company would, at the consummation of the Capstar/SFX Acquisition, provide a subordinated loan to Capstar in the principal amount of $250.0 million (the "Capstar Loan"). The Capstar Loan would bear interest at the rate of 12% per annum (subject to increase in certain circumstances), and would be secured by a senior pledge of common stock of Capstar's direct subsidiaries, a senior pledge of a majority of common stock of SFX, and a senior guarantee by SFX. A portion of the Capstar Loan would be prepaid by Capstar in connection with the Company's acquisition of, and the proceeds of such prepayment would be used by the Company as a portion of the purchase price for, each Capstar/SFX Station. The Company's obligation to provide the Capstar Loan is conditioned, among other things, on Capstar's receipt of at least $650.0 million in equity investments that are subordinate to the Capstar Loan between January 1, 1998 and the consummation of the Capstar/SFX Acquisition.

     Effectiveness of the Capstar Transaction is subject to the conditions precedent that the boards of directors of the Company and Capstar approve the transaction (including approval by a majority of disinterested directors on the Company's board and by an advisory committee to Capstar's board) and receipt by the Company and Capstar of fairness opinions from nationally recognized investment banking firms regarding the transaction. There can be no assurance that such approvals will be granted or that such fairness opinions will be obtained. Assuming that such approvals are granted and that such fairness opinions are obtained, and the Capstar Transaction becomes effective, consummation of the Capstar Transaction would be subject, among other things, to approval by the Federal Communications Commission (the "FCC") and expiration or termination of the waiting period required under the HSR Act. See "Risk Factors -- Necessity of Governmental Reviews and Approvals Prior to Consummation of the Pending Transactions."

     Capstar has informed the Company that Capstar expects that the Capstar/SFX Acquisition will be consummated in the second quarter of 1998.

                                COMPANY STRATEGY

     The Company's senior management team, led by Scott K. Ginsburg, James de Castro, Matthew E. Devine and Kenneth O'Keefe, has extensive experience in acquiring and operating large market radio station groups. The Company's business strategy is to assemble and operate radio station clusters in order to maximize broadcast cash flow generated in each market. This strategy relies on the following seven key elements.

     Create Large Market Superduopolies. The Company seeks to be the owner and operator of the leading superduopoly in the largest markets in the United States. Management believes that the large revenue base in these markets, in conjunction with operating synergies achievable through the operation of multiple stations, will enable it to appeal to a wider universe of national and local advertisers and to achieve a greater degree of profitability than that of operators and broadcasters in smaller markets. The Bonneville Option, if consummated, will complement the Company's existing stations in the Los Angeles, New York and Houston markets. The Company expects to continue to selectively pursue acquisition opportunities in the major markets in which it competes as well as in other markets, with particular emphasis on the nation's largest 25 markets.

     Maximize Superduopoly Revenue and Expense Synergies. The Company seeks to capitalize on the revenue growth and expense savings opportunities of superduopolies. Superduopolies have only been permissible since the passage of the Telecommunications Act of 1996 (the "1996 Act"). Management believes that substantial benefits can be derived from the successful integration of these station cluster groups. Management also believes that radio station clusters can attract increased revenues in a market by delivering larger combined audiences to advertisers and by engaging in joint marketing and promotional activities. In addition, management expects to continue to realize significant expense savings through the consolidation of facilities and through the economies of scale created in areas such as national representation commissions, employee benefits, insurance premiums and other operating costs.

     Establish Strong Listener Loyalty. Management believes that strong listener familiarity with a given radio station produces listener loyalty. Management seeks to establish this familiarity through a variety of programming and marketing techniques, including the development of high-profile on-air personalities and creative station-sponsored promotional events, all of which are designed to secure heightened listener awareness. The Company also conducts extensive market research to help identify programming format opportunities and attract new listeners, as has been the case with WKTU-FM in New York. After operating WKTU-FM for nine months under the call letters and country music format inherited from a prior operator, in February 1996 the Company began to operate WKTU-FM as a rhythmic contemporary hits station. According to Arbitron, WKTU-FM was ranked eleventh in its target demographic group as a country station, and was ranked first in several key demographic groups (including its target demographic group) in the first full ranking period after the station changed its format. The station has continued to rank among the top five stations in its target demographic group in subsequent periods. Management believes that institutionalizing its radio stations in their markets through programming, marketing and research ensures steady long-term audience share ratings.

     Maintain Strict Cost Controls. Management maintains a company-wide focus on cost controls in an effort to maximize broadcast cash flow margins. Management reviews station spending on a monthly basis. In addition, corporate level employees maintain weekly sales reporting systems designed to enable management to evaluate station performance on a current basis. The Company's focus on maximizing superduopoly revenues and maintaining cost controls is reflected by the fact that, during 1995 and 1996 and the nine months ended September 30, 1997, the Company achieved historical broadcast cash flow margins of 40% or more. The Company also carefully monitors capital expenditures.

     Develop Experienced, Incentivized Management Team. The Company believes that management depth is critical to achieving superior operating performance in a portfolio as large as the Company's. The Company's senior management team of Scott K. Ginsburg, James de Castro, Matthew Devine and Kenneth O'Keefe collectively have an aggregate of more than 60 years of radio industry operating experience. This senior management team is supported by an experienced team of veteran group operators and station general managers. At the station level, the Company seeks to incentivize its individual radio station managers and sales forces to outperform revenue and broadcast cash flow budget expectations by granting quarterly and annual performance measurement-based bonuses. The Company believes that the incentives it offers to its employees, as well as its stature in the radio industry, will enable it to continue to be successful in recruiting top industry employees.

     Maximize After Tax Cash Flow. By emphasizing the revenue and expense synergies achievable through the assembly and operation of superduopolies and by carefully monitoring operating costs, the Company seeks to maximize broadcast cash flow and, ultimately, after tax cash flow (broadcast cash flow less corporate general and administrative expenses, debt service, tax payments and dividend requirements). This focus on after tax cash flow should facilitate reduction of leverage without undue dependence on capital markets and position the Company to pursue attractive acquisitions.

     Related Business Expansion. In addition to the foregoing, the Company seeks to further leverage its radio expertise by expanding into industries related to the operation of radio stations. In this regard, the Company formed a national radio network, The AMFM Radio Networks, in September 1997 and acquired Katz, a full-service media representation firm in October 1997. The Company is also exploring the acquisition of additional complementary media businesses, particularly businesses with significant free cash flow generating potential and with a large-market focus similar to the Company's.

                                  THE OFFERING

Common Stock to be offered
by the Company.............  16,000,000 shares

Common Stock to be
outstanding after the
  Offering(1)..............  135,991,742 shares of Common Stock.

Use of Proceeds............  For general corporate purposes, including the possible repurchase of the outstanding shares of 12% Exchangeable Preferred Stock (the "12% Preferred Stock") and 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock (the
                             "12 1/4% Preferred Stock") of Chancellor Media Corporation of Los Angeles ("CMCLA"), the Company's indirect wholly owned operating subsidiary. Pending any such use, net proceeds will be used to reduce borrowings under the Company's senior credit facility with a syndicate of commercial banks and other financial institutions (the "Senior Credit Facility"). Amounts used to reduce borrowings and not reborrowed in connection with the proposed repurchase of the 12% Preferred Stock and the 12 1/4% Preferred Stock may be subsequently reborrowed for general corporate purposes (including financing of the Bonneville Option, the SFX Exchange, the Capitol Broadcasting Acquisition, and the Capstar Transaction, if the conditions precedent to its effectiveness are satisfied), subject to compliance with certain conditions. See "Risk Factors -- Possible Non-Consummation of, or Increased Cost of, Proposed Repurchase of 12 1/4% Preferred Stock and 12% Preferred Stock."

Nasdaq National Market
Symbol of Common Stock.....  AMFM
---------------

(1) Shares outstanding are as of January 31, 1998. Excludes (i) 6,678,866 shares of Common Stock that may be issued from time to time upon the exercise of vested employee and director stock options having exercise prices ranging from $0.01 to $37.31 per share, (ii) 2,043,136 shares of Common Stock that may be issued from time to time upon exercise of currently unvested employee and director stock options having exercise prices ranging from $6.17 to $37.31 per share (iii) 1,017,889 shares of Common Stock issuable upon exercise of options authorized but not yet granted under the Company's employee and director stock option plans, (iv) 11,980,000 shares of Common Stock issuable upon conversion of the Company's $3.00 Convertible Exchangeable Preferred Stock (the "$3.00 Convertible Preferred Stock") and
    (v) 6,079,088 shares of Common Stock issuable upon conversion of the Company's 7% Convertible Preferred Stock (the "7% Convertible Preferred Stock").

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The summary pro forma financial information set forth below under Company Pro Forma presents adjustments for (i) in the case of the Operating Data and Other Data, the Completed Transactions, the Bonneville Option, the SFX Exchange and financing transactions undertaken by the Company and Chancellor during 1996 and 1997, as if such transactions had occurred on January 1, 1996 and (ii) in the case of the Balance Sheet Data, the Completed Transactions consummated after September 30, 1997, the Bonneville Option, the SFX Exchange and the offering (the "8 1/8% Notes Offering") in December 1997 of $500.0 million aggregate principal amount of the Company's 8 1/8% Senior Subordinated Notes due 2007 (the "8 1/8% Notes"), as if such transactions had occurred on September 30, 1997. For information regarding the assumptions and adjustments used in preparing the Company Pro Forma data, see the Form 8-K/A.

     The summary pro forma financial information set forth below under Company Pro Forma As Adjusted for the Offering presents adjustments for (i) in the case of the Operating Data and Other Data, the Completed Transactions, the Bonneville Option, the SFX Exchange, financing transactions undertaken by the Company and Chancellor during 1996 and 1997, and the Offering and the application of the net proceeds therefrom as described herein, as if such transactions had occurred on January 1, 1996 and (ii) in the case of the Balance Sheet Data, the Completed Transactions consummated after September 30, 1997, the Bonneville Option, the SFX Exchange, the 8 1/8% Notes Offering and the Offering and the application of the net proceeds therefrom, as if such transactions had occurred on September 30, 1997.

     The information set forth under Company Pro Forma As Adjusted for the Offering assumes that all of the outstanding shares of 12% Preferred Stock and 12 1/4% Preferred Stock will be repurchased and retired pursuant to a tender offer, certain permitted redemptions, negotiated purchases or open-market transactions. The pro forma data is based on assumed premiums (which includes accrued and unpaid dividends) to be paid to holders of 12% Preferred Stock and 12 1/4% Preferred Stock, and other assumptions relating to such repurchases. No assurance can be given that the actual premiums paid in connection with any such repurchases made by the Company will not be greater, perhaps by a substantial amount, than the amounts assumed in the pro forma data. In addition, there can be no assurance that any shares of 12% Preferred Stock and 12 1/4% Preferred Stock will be repurchased by the Company. See "Risk Factors -- Possible Non-Consummation of, or Increased Cost of, Proposed Repurchase of 12 1/4% Preferred Stock and 12% Preferred Stock."

     The summary pro forma financial information does not give effect to the recently announced Capitol Broadcasting Acquisition or the potential Capstar Transaction.

     The pro forma information set forth below is not necessarily indicative of the operating results or financial position that would have been achieved had such transactions actually been consummated on the dates specified nor is it indicative of the Company's operating results or financial position for any future periods or dates.

                                                       YEAR ENDED                           NINE MONTHS ENDED
                                                   DECEMBER 31, 1996                        SEPTEMBER 30, 1997
                                          ------------------------------------   ----------------------------------------
                                                                     COMPANY                                    COMPANY
                                                                    PRO FORMA                                  PRO FORMA
                                                                   AS ADJUSTED                                AS ADJUSTED
                                           COMPANY      COMPANY      FOR THE        COMPANY       COMPANY       FOR THE
                                          HISTORICAL   PRO FORMA    OFFERING     HISTORICAL(1)   PRO FORMA     OFFERING
                                          ----------   ---------   -----------   -------------   ----------   -----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AND MARGIN DATA)
OPERATING DATA:
Net revenues............................  $  293,850   $898,476    $  898,476     $  333,283     $ 724,397    $  724,397
Operating expenses excluding
  depreciation and amortization.........     174,344    533,865       533,865        184,713       420,879       420,879
Operating income (loss).................      17,960    (19,825)      (19,825)        32,538        14,107        14,107
Interest expense, net...................      37,050    204,877       188,630         45,036       153,658       141,473
Dividends and accretion on preferred
  stock of subsidiary...................          --     38,400            --          2,779        30,100            --
Net loss................................     (16,194)  (202,004)     (153,044)        (6,491)     (122,705)      (84,684)
Preferred stock dividends...............       3,820     25,670        25,670          5,748        19,316        19,316
Net loss attributable to common
  stockholders..........................     (20,014)  (227,674)     (178,714)       (12,239)     (142,021)     (104,000)
Loss per common share...................  $    (0.33)  $  (1.91)   $    (1.32)    $    (0.14)    $   (1.19)   $    (0.77)
Weighted average common shares
  outstanding...........................      60,414    118,927       134,927         87,690       119,102       135,102
OTHER DATA:
Broadcast cash flow(2)..................  $  119,506   $364,611    $  364,611     $  148,570     $ 303,518    $  303,518
Broadcast cash flow margin..............          41%        41%           41%            45%           42%           42%
EBITDA(2)...............................  $  111,709   $340,662    $  340,662     $  136,924     $ 277,410    $  277,410
BALANCE SHEET DATA (END OF PERIOD):
Working capital, excluding current
  portion of long-term debt.............  $   67,921                              $  123,805     $ 142,148    $  142,148
Total assets............................   1,020,959                               4,213,376     5,115,612     5,115,612
Long-term debt (including current
  portion)(3)...........................     358,000                               1,857,000     2,678,601     2,446,508
Redeemable preferred stock..............          --                                 338,566       338,566            --
Stockholders' equity....................  $  549,411                              $1,508,666     $1,508,666   $2,079,325

---------------

(1) Certain reclassifications have been made to the Company's historical financial statements for the nine months ended September 30, 1997 to conform to the presentation which will be reflected in the Company's audited financial statements for the year ended December 31, 1997.

(2) Broadcast cash flow consists of operating income excluding depreciation and amortization, corporate general and administrative expense and other non-cash and non-recurring charges. EBITDA consists of operating income excluding depreciation and amortization and other non-cash and non-recurring charges. Although broadcast cash flow and EBITDA are not calculated in accordance with generally accepted accounting principles, the Company believes that broadcast cash flow and EBITDA are widely used as a measure of operating performance. Nevertheless, these measures should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Broadcast cash flow and EBITDA do not take into account the Company's debt service requirements and other commitments and, accordingly, broadcast cash flow and EBITDA are not necessarily indicative of amounts that may be available for reinvestment in the Company's business or other discretionary uses.

(3) The current portion of the Company's long-term debt at December 31, 1996 and September 30, 1997 was $26,500 and $0, respectively.

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors before investing in any of the securities issued by the Company or its subsidiary, Chancellor Media Corporation of Los Angeles.

SUBSTANTIAL LEVERAGE; HISTORY OF NET LOSSES

     The Company has consolidated indebtedness that is substantial in relation to its stockholders' equity. The Company is subject to the terms of the Senior Credit Facility, the indentures (the "Indentures") governing the Company's
9 3/8% Senior Subordinated Notes due 2004 (the "9 3/8% Notes"), 8 3/4% Senior Subordinated Notes due 2007 (the "8 3/4% Notes"), 10 1/2% Senior Subordinated Notes due 2007 (the "10 1/2% Notes"), and the 8 1/8% Notes, and the certificates of designation governing the 12 1/4% Preferred Stock and the 12% Preferred Stock. The Senior Credit Facility, the Indentures and such certificates of designation limit, but do not prohibit, the incurrence of additional indebtedness by the Company. As of September 30, 1997, the Company had outstanding long-term indebtedness of approximately $1.86 billion and redeemable preferred stock with an aggregate liquidation preference of $338.6 million, an accumulated deficit of $125.8 million and stockholders' equity of $1.51 billion. As of September 30, 1997, on a pro forma basis after giving effect to those Completed Transactions consummated after such date, the Bonneville Option, the SFX Exchange, the 8 1/8% Notes Offering and the Offering and the application of the net proceeds therefrom (assuming that all of the outstanding shares of 12% Preferred Stock and 12 1/4% Preferred Stock are repurchased by the Company), but without giving effect to the Capitol Broadcasting Acquisition and the potential Capstar Transaction, the Company would have had outstanding long term indebtedness of approximately $2.45 billion, an accumulated deficit of $191.7 million and stockholders' equity of $2.08 billion. See "Summary Historical and Pro Forma Financial Data".

     The degree to which the Company is leveraged could have material consequences to the Company and the holders of Common Stock, including, but not limited to the following: (i) its ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes may be impaired, (ii) a substantial portion of its cash flow will be required for debt service under the Senior Credit Facility, the 9 3/8% Notes, the 8 3/4% Notes, the 10 1/2% Notes, and the 8 1/8% Notes, and, as a result, will not be available for other purposes, (iii) to the extent the Company is not successful in repurchasing the 12% Preferred Stock and the 12 1/4% Preferred Stock, commencing in February 2001, the Company will have substantial cash dividend requirements on the 12 1/4% Preferred Stock and, commencing in January 2002, on the 12% Preferred Stock (the Company may, but is not required to, pay cash dividends on such securities prior to such date, and has paid the most recent dividends on such instruments in cash), (iv) the Company's ability to declare and pay cash dividends on the $3.00 Convertible Preferred Stock, the 7% Convertible Preferred Stock and the Common Stock will be limited by the terms of the Senior Credit Facility, the Indentures and the certificates of designation governing the 12% Preferred Stock and the 12 1/4% Preferred Stock, (v) the Company's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions, (vi) certain of the Company's borrowings are and will continue to be at variable rates of interest, which causes the Company to be vulnerable to increases in interest rates and (vii) the agreements governing its long-term debt (and, to a lesser extent, the 12 1/4% Preferred Stock and the 12% Preferred Stock) contain numerous restrictive operating and financial covenants with which it must comply. The failure by the Company to comply with such covenants in such debt instruments could result in an event of default thereunder, which could permit acceleration of the obligations under such instruments and in some cases acceleration of obligations under other instruments that contain cross-default or cross-acceleration provisions.

     The ability of the Company to pay cash dividends on the $3.00 Convertible Preferred Stock, the 7% Convertible Preferred Stock and the Common Stock and to satisfy its obligations under the Senior Credit Facility, the Indentures and the certificates of designation governing the 12 1/4% Preferred Stock and the 12% Preferred Stock will depend upon the Company's future operating performance. Such operating performance will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. The Company anticipates that its operating cash flow, together with borrowings under the Senior Credit Facility, will be sufficient to meet its operating expenses and to service its debt and preferred stock dividend requirements as they become due. However, if the Company is unable to service its indebtedness, whether upon acceleration of such indebtedness or in the ordinary course of business, it will be forced to pursue one or more alternative strategies such as selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all, or that the approval of the Federal Communications Commission (the "FCC") could be obtained on a timely basis, or at all, for the transfer of any of the stations' licenses in connection with a proposed sale of assets.

     The Company has historically experienced, on a consolidated basis, net losses, principally as a result of significant interest charges, certain non-recurring expenses and depreciation and amortization charges relating to the acquisition of radio broadcasting stations. The Company's net loss attributable to common stockholders for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1997 was $8.4 million, $10.7 million, $20.0 million and $12.2 million, respectively. On a pro forma basis, after giving effect to the Completed Transactions, the Bonneville Option, the SFX Exchange, financing transactions undertaken by the Company and Chancellor during 1996 and 1997, and the Offering and the application of the net proceeds therefrom (assuming that all of the outstanding shares of 12% Preferred Stock and 12 1/4% Preferred Stock are repurchased by the Company), but without giving effect to the Capitol Broadcasting Acquisition and the potential Capstar Transaction, the Company's net loss attributable to common stockholders for the year ended December 31, 1996 and the nine months ended September 30, 1997 would have been $178.7 million and $104.0 million, respectively. The acquisition of radio broadcasting stations and business related thereto has been and will continue to be an important part of the Company's operating strategy, and the Company expects that amortization charges and interest expenses relating to past and possible future acquisitions will continue to have a significant adverse effect on the Company's reported results.

POSSIBLE NON-CONSUMMATION OF, OR INCREASED COST OF, PROPOSED REPURCHASE OF FOR 12 1/4% PREFERRED STOCK AND 12% PREFERRED STOCK

     Except under certain circumstances applicable to a portion of each issue, neither the 12 1/4% Preferred Stock nor the 12% Preferred Stock is currently redeemable at the option of the Company. The Company anticipates that it will attempt to repurchase the non-redeemable portion of the 12 1/4% Preferred Stock and the 12% Preferred Stock shortly after completion of the Offering. However, the decision whether to sell shares of 12% Preferred Stock or 12 1/4% Preferred Stock by the holders thereof will be entirely within the discretion of the holders based on the price offered by the Company, the terms and conditions of the offer and other factors deemed relevant by a holder. There can be no assurance that the Company will be able to repurchase all shares of 12% Preferred Stock or the 12 1/4% Preferred Stock, as to the amount of securities of either series that may be repurchased or as to the prices at which any repurchase will be made. In addition, the Company reserves the right not to seek to repurchase either or both of the 12% Preferred Stock and 12 1/4% Preferred Stock based on prevailing market prices for such preferred stock and other factors which the Company deems relevant.

NECESSITY OF GOVERNMENTAL REVIEWS AND APPROVALS PRIOR TO CONSUMMATION OF THE PENDING TRANSACTIONS

     Approval of the FCC is required for the issuance, renewal or transfer of radio broadcast station operating licenses. In addition, the consummation of each of the Bonneville Option, the SFX Exchange and the Capitol Broadcasting Acquisition is, and any future transactions undertaken by the Company (including the potential Capstar Transaction, if the conditions precedent to its effectiveness are satisfied) likely will be, conditioned upon the expiration or termination of the applicable waiting period under the HSR Act. To date, (i) the FCC has approved the SFX Exchange and such approval has become a final, nonappealable order, (ii) the FCC has approved the transfer of two of the six stations involved in the Bonneville Option, but such approvals have not become final, nonappealable orders, (iii) the FCC's approval has not yet been sought regarding the Capitol Broadcasting Acquisition and the potential Capstar Transaction, (iv) the waiting period required under the HSR Act for the Bonneville Option has expired or been terminated, (v) the waiting period required under the HSR Act for SFX Exchange has not expired or been terminated and (vi) the Company has not yet requested that the waiting period required under the HSR Act for the Capitol Broadcasting Acquisition and the potential Capstar Transaction expire or be terminated. See "Risk Factors -- Antitrust Matters" below.

INTEGRATION OF ACQUISITIONS; OPERATION OF KATZ AND RADIO NETWORK

     As a result of the Completed Transactions, the Company holds a significantly larger portfolio of radio stations than the Company has held in the past. In addition, management is regularly involved in discussions with third parties regarding potential acquisitions, and the Company may pursue an active acquisition strategy that could result in additional expansion in the future. As a result of the Company's acquisition strategy, the Company's management is required to manage a substantially larger radio station group than historically has been the case. The Company's future operations and earnings will be largely dependent on the Company's ability to integrate the stations recently acquired and proposed to be acquired. The Company must, among other things, integrate management and employee personnel and combine certain administrative procedures. There can be no assurance that the Company will successfully integrate the stations recently acquired and proposed to be acquired, and the failure to do so could have a material adverse effect on the Company's results of operations and financial condition. In addition, the need to focus management's attention on the integration of these stations may limit the ability of the Company to successfully pursue other opportunities for a period of time.

     The acquisition strategy of the Company involves numerous other risks, including increasing leverage and debt service requirements, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired stations. The availability of additional acquisition financing cannot be assured, and depending on the terms of the proposed acquisitions and financings, could be restricted by the terms of the Senior Credit Facility, the Indentures, the certificates of designation for the 12 1/4% Preferred Stock and the 12% Preferred Stock, and, to a lesser extent, the certificates of designation for the Company's 7% Convertible Preferred Stock and $3.00 Convertible Preferred Stock. There can be no assurance that any future acquisitions will not have a material adverse effect on the Company's financial condition and results of operations.

     With the Company's acquisition of Katz, the Company has entered into a line of business not previously undertaken by the Company on a national basis. Although the media representation business is related to the radio broadcasting business and the Company's subsidiaries have experience in certain aspects of the media representation business at the local radio station level, the Company, through its Katz subsidiaries, must operate the business of Katz and manage a significantly larger base of management and employee personnel performing national media representation functions. There can be no assurance that the Company will be able to successfully operate Katz. In addition, the need to focus management's attention on the operation of this business may limit the ability of the Company to successfully pursue other opportunities for a period of time.

     The Company, through The AMFM Radio Networks, is operating a new national radio network. Although certain of the Company's radio stations have syndicated programs created locally in the past, the Company has not previously undertaken, at the national level, a radio network. The Company will compete with a number of established state and national radio network operators in this regard. There can be no assurance that the Company will be successful in operating a new national radio network.

COMPETITIVE NATURE OF RADIO BROADCASTING AND MEDIA REPRESENTATION

     The radio broadcasting industry is a highly competitive business. The success of each of the Company's stations is dependent, to a significant degree, upon its audience ratings and share of the overall advertising revenue within its market. The Company's stations compete for listeners and advertising revenue directly with other radio stations, as well as with other media, within their respective markets. The Company also competes with other broadcasting operators for acquisition opportunities, and prices for radio stations in major markets have increased significantly in recent periods. To the extent that the consolidation in the radio broadcasting industry continues, certain competitors may emerge with larger portfolios of major market radio stations, greater ability to deliver large audiences to advertisers and more access to capital resources than the Company. The audience ratings and market share for the Company are and will be subject to change and any adverse change in a particular market could have a material and adverse effect on the revenue of their stations located in that market. There can be no assurance that any one of the Company's stations will be able to maintain or increase its current audience ratings or advertising revenue market share.

     The radio broadcasting industry is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems, direct broadcast satellite ("DBS") systems and other digital audio broadcasting formats to local and national audiences. In addition, the FCC has auctioned spectrum for a new satellite-delivered Digital Audio Radio Service ("DARS"). These actions may result in the introduction of several new national or regional multi-channel and multi-format satellite radio services with sound quality equivalent to compact discs. Another possible competitor to traditional radio is In Band On Channel ("IBOC") digital radio. IBOC could provide multi-channel, multi-format digital radio services in the same band width currently occupied by traditional AM and FM radio services. The Company cannot predict at this time the effect, if any, that any such new technologies may have on the radio broadcasting industry.

     The success of the Company's Katz media representation operations depends on Katz' ability to maintain and acquire representation contracts with radio and television stations and cable systems, the inventory of time Katz represents and the experience of Katz' executive management and sales personnel. The media representation business is highly competitive, both in terms of competition to gain client stations and to sell air time to advertisers. Katz competes not only with other independent and network media representatives but also with direct national advertising. Katz also competes on behalf of its clients for advertising dollars with other media such as newspapers and magazines, outdoor advertising, transit advertising, direct response advertising, yellow page directories and point of sale advertising.

ANTITRUST MATTERS

     As a result of the recent consolidation of ownership in the radio broadcast industry, the DOJ has been giving closer scrutiny to acquisitions in the industry, including certain transactions involving the Company. The consummation of each of the Bonneville Option, the SFX Exchange and the Capitol Broadcasting Acquisition is, and any future transactions undertaken by the Company (including the potential Capstar Transaction, if the conditions precedent to its effectiveness are satisfied) likely will be, subject to notification filing requirements, applicable waiting periods and possible review by the DOJ or the United States Federal Trade Commission (the "FTC") under the HSR Act. The DOJ has filed suit against the Company seeking to enjoin the SFX Exchange, and there can be no assurance as to the outcome of this litigation. DOJ review of certain transactions has caused, and may continue to cause, delays in anticipated consummations of certain transactions and, in some cases, may result in attempts by DOJ to enjoin such transactions or negotiate modifications of the proposed transactions. Such delays, injunctions and modifications could have an adverse effect on the Company and may result in the abandonment of some otherwise attractive transactions.

     The DOJ has stated publicly that it has established certain revenue and audience share concentration benchmarks with respect to radio station acquisitions, above which a transaction may receive additional antitrust scrutiny. However, to date, the DOJ has also investigated transactions that do not meet or exceed these benchmarks and has cleared transactions that do exceed the benchmarks. Although the Company does not believe that its acquisition strategy as a whole will be adversely affected in any material respect by antitrust review (including review under the HSR Act) or by additional divestitures that the Company may have to make as a result of antitrust review, there can be no assurance that this will be the case.

RADIO BROADCASTING INDUSTRY SUBJECT TO FEDERAL REGULATION

     The radio broadcasting industry is subject to extensive regulation by the FCC under the Communications Act of 1934, as amended (as amended by the 1996 Act, the "Communications Act"). Approval of the FCC is required for the issuance, renewal or transfer of radio broadcast station operating licenses. See "Risk Factors -- Necessity of Governmental Reviews and Approvals Prior to Consummation of the Pending Transactions" above. In particular, the Company's business is dependent upon its continuing to hold radio broadcasting licenses from the FCC that are issued for terms of up to eight years. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that any of the stations' licenses will be renewed at their expiration dates, or that renewals, if granted, will not include conditions or qualifications that could adversely affect the Company's operations. In addition, the Communications Act and FCC rules restrict alien ownership and voting of capital stock of, and participations in the affairs of, the Company. Moreover, laws, regulations and policies may be changed significantly over time and there can be no assurance that such changes will not have a material adverse affect on the business, financial condition and results of operations of the Company.

     The 1996 Act, which amended the Communications Act in a number of important respects, has created significant new opportunities for radio broadcasters, but also has created uncertainties as to how the FCC and the courts will enforce and interpret the 1996 Act. Although the 1996 Act eliminated the national ownership ceiling previously applicable to radio broadcasters and also loosened restrictions previously applicable to ownership within single markets, significant restrictions remain on permitted levels of local ownership. In markets with 45 or more stations, ownership is limited to eight stations, no more than five of which can be FM or AM; in markets with 30-44 stations, ownership is limited to seven stations, no more than four of which can be FM or AM; in markets with 15-29 stations, ownership is limited to six stations, no more than four of which can be FM or AM; and in markets with 14 or fewer stations, ownership is limited to no more than 50% of the market's total and no more than three AM or FM. Compliance with the FCC's multiple ownership rules is expected to cause the Company and other radio broadcasters to forego acquisition opportunities that they might otherwise wish to pursue. Compliance with these rules by third parties may also have a significant impact on the Company as, for example, in precluding the consummation of swap transactions that would cause such third parties to violate multiple ownership rules.

     Hicks Muse, through its ownership of a majority of outstanding capital stock of Capstar, has an attributable interest in Capstar. In addition, four of the Company's directors -- Thomas O. Hicks, Lawrence D. Stuart, Jr., Eric C. Neuman and Steven Dinetz -- are directors and/or executive officers of Capstar and therefore have attributable interests in Capstar, and Messrs. Hicks, Stuart and Neuman are officers of Hicks Muse. Capstar presently owns or proposes to acquire over 300 radio stations in numerous markets (mainly mid-size and small) throughout the United States. Hicks Muse and Messrs. Hicks and Neuman also have attributable interests in STC Broadcasting, Inc. ("STC"), which owns or proposes to acquire six television stations in six markets. Hicks Muse and Messrs. Hicks and Neuman also have attributable interests in an entity seeking to acquire control of LIN Television Corporation ("LIN"), which would upon such acquisition own eight television stations in eight markets. Under the FCC's rules, these broadcast interests are attributed to the Company. If any such radio broadcast interests overlap with the Company's directly-held radio broadcast interests in the Company's markets, such interests are combined with the Company's interests in such markets when determining compliance with the multiple ownership rules. In addition, under the FCC's one-to-a-market rules, a party may not have attributable interests in radio stations and a television station in the same market unless a waiver is granted by the FCC. Although none of the television stations owned or to be acquired through STC and LIN overlap with any of the stations owned or to be acquired by the Company in any of its markets, there can be no assurance that, in the future, such overlaps will not occur. As a result of these attributable interests, the Company's future acquisition strategy may be adversely affected. There can be no assurance that these additional attributable interests will not have a material adverse effect on the Company's future acquisition strategy or on the business, financial condition and results of operations of the Company.

CONFLICT OF INTEREST

     As described above (see "Risk Factors -- Radio Broadcasting Industry Subject to Federal Regulation"), Hicks Muse and certain of the Company's directors have interests in Capstar, which owns or proposes to acquire over 300 radio stations in a number of states, in STC, which owns or proposes to acquire six television stations in six markets, and in an entity seeking to acquire control of LIN, which would upon such acquisition own eight television stations in eight markets. Hicks Muse and these directors may in the future acquire interests in, manage or otherwise control other radio or television stations or other entertainment and communications media.

     Directors of the Company who are also directors and/or executive officers of Capstar, STC or the entity seeking to acquire control of LIN may have conflicts of interest with respect to matters potentially or actually involving or affecting the Company and Capstar, STC or the entity seeking to acquire control of LIN, such as acquisitions, operations, financings and other corporate opportunities that may be suitable for both the Company and Capstar, STC or the entity seeking to acquire control of LIN. To the extent that such opportunities arise, these directors may consult with their legal advisors and make determinations with respect to such opportunities after consideration of a number of factors, including whether such opportunities are presented to any such director in his capacity as a director of the Company, whether such opportunities are consistent with the Company's strategic objectives and whether the Company will be able to undertake or benefit from such opportunities. In addition, determinations may be made by the Company's Board of Directors, when appropriate, by a vote of some or all of the disinterested directors only. However, no assurances can be given that such disinterested director approval will be sought or that any such conflicts will be resolved in favor of the Company.

CONTROL OF THE COMPANY

     After giving effect to the Offering, Thomas O. Hicks and affiliates of Hicks Muse will hold approximately 12% of the outstanding primary shares of the Common Stock of the Company, and Scott K. Ginsburg will hold approximately 3% of the outstanding primary shares of the Common Stock of the Company. Additionally, three directors of the Company are also principals or executive officers of Hicks Muse. Accordingly, Mr. Hicks and Hicks Muse will have substantial influence over the management and policies of the Company and on all matters submitted to a vote of the holders of Common Stock of the Company, and the combined voting power of Mr. Hicks, Hicks Muse and Mr. Ginsburg may have the effect of discouraging certain types of transactions involving an actual or potential change of control of the Company.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The Senior Credit Facility, the Indentures and the certificates of designations for the Company's preferred stock each contain certain covenants that restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, enter into sale and leaseback transactions, conduct business other than the ownership and operation of radio broadcast stations and businesses related thereto, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. The Senior Credit Facility requires the Company to maintain specified financial ratios and to satisfy certain financial condition tests. The Company's ability to meet those financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Senior Credit Facility, the Indentures and other financial documents. In the event of an event of default under the Senior Credit Facility or the Indentures, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. In the case of the Senior Credit Facility, if the Company were unable to repay those amounts, the lenders thereunder could, subject to compliance with applicable FCC rules, proceed against the collateral granted to them to secure that indebtedness. If indebtedness under the Senior Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company.

LIMITATION ON ABILITY TO PAY DIVIDENDS

     The Company is a holding company with no significant assets other than the common stock of Chancellor Mezzanine Holdings Corporation, which is also a holding company that owns, directly and indirectly, all of the outstanding common stock of CMCLA. Consequently, the Company is ultimately dependent on dividends and other funds from CMCLA to meet its obligations, including with respect to dividends on the $3.00 Convertible Preferred Stock, the 7% Convertible Preferred Stock and the Common Stock. The Senior Credit Facility, the Indentures and the certificates of designation governing the 12% Preferred Stock and the 12 1/4% Preferred Stock limit, but do not prohibit, the payment of dividends by CMCLA.

     In addition to these restrictions, under Delaware law, the Company is permitted to pay dividends on its capital stock, including the $3.00 Convertible Preferred Stock, the 7% Convertible Preferred Stock and the Common Stock, only out of its surplus or, in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In

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

order to pay dividends in cash, the Company must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. In determining the Company's ability to pay dividends, Delaware law permits the board of directors of the Company to revalue the Company's assets and liabilities from time to time to their fair market values in order to create surplus. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay dividends on the $3.00 Convertible Preferred Stock, the 7% Convertible Preferred Stock or the Common Stock. The Company intends to retain future earnings for use in its business and does not anticipate paying any cash dividends on shares of its Common Stock in the foreseeable future.

DEPENDENCE ON KEY PERSONNEL

     The Company's business is dependent upon the performance of certain key individuals, including Thomas O. Hicks, the Chairman of the Company; Scott K. Ginsburg, the President and Chief Executive Officer of the Company; James de Castro, the Chief Operating Officer of the Company; and Matthew E. Devine, the Chief Financial Officer of the Company. The loss of the services of Mr. Hicks, Mr. Ginsburg, Mr. de Castro or Mr. Devine could have a material and adverse effect on the Company.

UNCERTAINTY AS TO MARKET PRICE OF THE COMMON STOCK

     Because the market price of the Common Stock is subject to fluctuation, the market value of the shares of the Common Stock may increase or decrease prior to and following the consummation of the Offering. There can be no assurance that at or after the consummation of the Offering the shares of the Common Stock will trade at the prices at which such shares have traded in the past. The prices at which the Common Stock trades after the consummation of the Offering may be influenced by many factors, including the liquidity of the Common Stock, investor perceptions of the Company and the radio broadcasting industry, the operating results of the Company and its subsidiaries, the Company's dividend policy, possible future changes in regulation of the radio broadcasting industry and general economic and market conditions.

DILUTION

     Persons purchasing shares of Common Stock at the offering price will incur immediate dilution in net tangible book value per share of Common Stock. As of September 30, 1997, after giving effect to the Completed Transactions, the Bonneville Option, the SFX Exchange and the 8 1/8% Notes Offering, but without giving effect to the Capitol Broadcasting Acquisition and the potential Capstar Transaction, the Company would have had an adjusted consolidated negative net tangible book value of approximately $3.10 billion, or $26.00 per share of Common Stock. "Net Tangible Book Value" per share represents the total amount of tangible assets of the Company, less the total amount of liabilities of the Company, divided by the number of shares of Common Stock outstanding (excluding for this purpose shares of Common Stock issuable upon exercise of outstanding employee and director stock options and shares of Common Stock issuable upon conversion of the Company's convertible preferred stock). After giving effect to the Completed Transactions, the Bonneville Option, the SFX Exchange, the 8 1/8% Notes Offering and the sale of 16,000,000 shares of Common Stock offered hereby at an assumed public offering price of $41.25 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses, but without giving effect to the Capitol Broadcasting Acquisition and the potential Capstar Transaction, the Company's adjusted consolidated negative net tangible book value at September 30, 1997, would have been approximately $2.53 billion, or $18.70 per share of Common Stock. This represents an immediate increase in net tangible book value of $7.30 per share to existing stockholders and an immediate dilution of $59.95 per share to new investors purchasing shares in this Offering. "Dilution" per share represents the difference between the price per share to be paid by the new investors and the pro forma consolidated negative net tangible book value per share at September 30, 1997.

FORWARD-LOOKING STATEMENTS

     This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. In addition, when used herein, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: substantial leverage and the history of net losses; the necessity of governmental approvals for certain pending transactions; certain risks associated with the integration of acquisitions and operation of related businesses; competition; government regulation; conflicts of interest; general economic and business conditions; dependence on key personnel; terms of the Company's indebtedness; limitations on the Company's ability to pay dividends; and other factors included herein. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits.


     7(c)     Exhibits
              --------

      *        2.43 Letter Agreement, dated February 20, 1998, between
                    Chancellor Media Corporation of Los Angeles and Capstar Broadcasting Corporation.

---------------------------

*        Filed herewith.

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Chancellor Media Corporation                    Chancellor Media Corporation
                                                  of Los Angeles


By: /s/ Matthew E. Devine                       By: /s/ Matthew E. Devine
    -----------------------                        -----------------------------
    Matthew E. Devine                               Matthew E. Devine
    Chief Financial Officer                         Chief Financial Officer



Date:  February 27, 1998

                                  EXHIBIT INDEX

*        2.43     Letter Agreement, dated February 20, 1998, between
                  Chancellor Media Corporation of Los Angeles and Capstar
                  Broadcasting Corporation.

---------------------------

*        Filed herewith.